SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2003

AGILE SOFTWARE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-27071	77-0397905
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Almaden Boulevard San Jose, California	95113-2211
(Address of principal executive offices)	(Zip Code)

(408) 975-3900
(Registrant’s telephone number, including area code)

Item 5:  Other Events and Regulation FD Disclosure.

On December 16, 2002, Agile Software Corporation, a Delaware corporation (“Agile”) and oneREV, Inc., a Delaware corporation (“oneREV”) entered into an Agreement and Plan of Reorganization (the “Agreement”) under which Agile acquired all of the issued and outstanding shares of capital stock of oneREV in exchange for $1.5 million of cash payable to the holders of outstanding shares of preferred stock of oneREV and $225,000 of cash payable to the holders of outstanding shares of common stock of oneREV (collectively the “Merger Consideration”). Fifteen percent (15%) of the Merger Consideration was withheld from the payment to the holders of oneREV capital stock at closing and deposited into escrow to secure payment of any indemnification claims that Agile may assert against oneREV within 180 days after consummation of the acquisition. The Merger Consideration was paid out of Agile’s working capital. In addition, Agile funded oneREV’s operating expenses from December 2, 2002, and issued up to 133,724 shares of restricted common stock, vesting one-third on issuance and two-thirds over two years, to former employees of oneREV who joined as employees of Agile, at a price of $.0001 per share. The acquisition closed on December 20, 2002.

oneREV was founded in October 2000 to provide an enterprise software solution to break down barriers created by data format, data delivery and data availability issues. The software solution leverages a set of content processing modules that perform specialized tasks on product content, and perform normalization, integrity checking, mapping, alignment and translation functions while leveraging product content from various fragmented information sources both within and outside the enterprise, thereby enhancing accuracy of product content, improving access and timeliness of product data analytics, driving better company control and developing visibility into business opportunities.

The amount of the Merger Consideration was determined through arms-length negotiation. An affiliate of Mohr Davidow Ventures originally invested approximately $7,425,000 in oneREV as the major stockholder of oneREV, and received $1,335,937.40 as its portion of the Merger Consideration upon the acquisition of oneREV by Agile, fifteen percent of which is held in escrow for 180 days to satisfy any claims that Agile may have against oneREV for breach of representations and warranties made under the Agreement. In addition, an affiliate of Mohr Davidow Ventures is the holder of 2,713,498 shares of common stock of Agile. Nancy Schoendorf, a general partner of Mohr Davidow Ventures, was a member of the Board of Directors of oneREV and is a member of the Board of Directors of Agile. Erik Straser, a general partner of Mohr Davidow Ventures, was a member of the board of directors of oneREV. Mr. Bryan D. Stolle, Chief Executive Officer and Chairman of the Board of Agile, originally invested approximately $100,000 in exchange for shares of preferred stock of oneREV, and was formerly a member of the Board of Directors of oneREV. Mr. Stolle received $18,749.98 as his portion of the Merger Consideration upon the acquisition of oneREV by Agile, fifteen percent of which is held in escrow for 180 days to satisfy any claims that Agile may have against oneREV for breach of representations and warranties made under the Agreement. Neither Ms. Schoendorf nor Mr. Stolle participated in negotiations concerning the amount of Merger Consideration payable to oneREV stockholders.

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On January 28, 2003, Agile issued a press release announcing that they had acquired oneREV. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 7.

Item 7.  Financial Statements and Exhibits.

(c)  Exhibits

The following Exhibits are filed as part of this report:

Exhibit No.	Description

99.1	Press release dated January 28, 2003.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGILE SOFTWARE CORPORATION

Date: January 28, 2003	By:	/s/ CAROLYN V. AVER

Carolyn V. Aver Chief Financial Officer

EXHIBIT INDEX

EXHIBIT	DESCRIPTION

99.1	Press release dated January 28, 2003, issued by Agile Software Corporation.